Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Legend International Holdings, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1 for Legend International Holdings Inc. of our report dated March 13, 2008, relating to the balance sheet of Legend International Holdings, Inc. as of December 31, 2007 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2007 and 2006 and for the cumulative period from January 5, 2001 (inception) through December 31, 2007, which appears in such Registration Statement.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ PKF

Certified Public Accountants
A Professional Corporation

New York, NY
July 30, 2008